Exhibit 99.3
(Letterhead)
FIRST SECURITY CORPORATION
SCOTT C. ULBRICH
Executive Vice President and
Chief Financial Officer

March 26, 1996

Janice Ott Rotunno
Assistant Vice President
The First National Bank of Chicago
Corporate Trust Services Division
Mail Suite 0126
Chicago, IL 60670-0126

Dear Ms. Rotunno:

This letter serves as the Officer's Certificate according to Section 3.10 of the Pooling and Servicing Agreement dated June 23, 1995 for the First Security Auto Grantor Trust 1995-A.

In accordance with Section 3.10 (I) a review of the activities of First Security's servicing for the period of July 26, 1995 through December 31, 1995 and of its performance of its obligations under this Agreement has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, First Security has fulfilled all of its obligations under this Agreement throughout this period, and there are no known defaults of First Security under the Pooling and Servicing Agreement.

Please contact us if you have any questions.

Sincerely,

(Signed)
Scott C. Ulbrich
Executive Vice President
& Chief Financial Officer

/cw

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First Security Corporation,
P.O. Box 30006
Salt Lake City, Utah 84130
Telephone 801-246-5706
A financial services company of First Security Corporation